Exhibit 99.2

August 30, 2011

FOR IMMEDIATE RELEASE

HDS International Comments on Versatility and Reach of Intellectual Property

PROVIDENCE, RI, August 30, 2011 /PRNewswire via COMTEX/ -- HDS International Corp. (OTCQB:  HDSI), a provider of industrial ocean-based biomass production and other high-value eco-sustainability solutions, today commented on the versatility and broad applicability of a portion of its carbon sequestration and algae biomass production technologies.

The three primary limitations to commercially-viable algae biomass to energy production include efficiently supplying large volumes of CO2 to algae, the deleterious presence of oxygen in the algae growth cycle, and the availability of sunlight.

Algae usually require a significant, reliable and consistent supply of carbon dioxide (CO2) for growth.  Algae also require the availability of light, water and nutrients for photosynthesis.  While all components are necessary and present certain challenges for commercially-viable algae biomass to energy production, efficiently delivering CO2 to growing algae remains a significant technological challenge for industrial-scale biomass production for renewable energy purposes.

Today, different types of bioreactors and open-pond technologies attempt to increase the supply of CO2 available for algae consumption by boosting CO2 pressures in water, by bubbling CO2 through the nutritional media to the algae.  This method results in low gas capture efficiency.

Another CO2 delivery method is to pressurize CO2 in a vehicle (e.g. in the air above a closed tank), essentially attempting to force-feed CO2 to algae in an unnatural manner.  Algae is again unable to naturally ingest and utilize much of the CO2 for growth, resulting in inefficiencies.

The HDS biological carbon fixation process allows us to, with low expense, capture large volumes of CO2 from a source of emissions, and deliver such CO2 to the point of biological growth in a manageable condition—releasing the carbon dioxide and making it available to growing algae only as its needed, on demand.  The result is a low cost solution to one of the major problems for industrial production, resulting in improved CO2 utilization by growing biomass, and improved carbon sequestration efficiency and growth rates, among other things.

Based on the Company’s unique front-end carbon fixation technologies, HDS has access to a significant market opportunity inaccessible to many of its biomass production competitors.

“Our technologies are extremely versatile, with broad applications across the biomass production vertical,” said Tassos D. Recachinas, President and CEO.  “External to our plans to develop company-owned industrial biomass for energy production facilities, we see significant opportunities to license our technologies to lab-based and pond-based algae producers seeking solutions to dramatically reduce expenses while improving efficiency and production rates.  We intend to leverage our enabling technologies to dramatically advance the algae-for-biofuels industries while maximizing value for our shareholders.”

The Company’s technologies have applications in the fields of renewable energy, national security and defense, carbon capture, carbon sequestration, biomass, fresh water preservation, agriculture, and other areas associated with addressing the world’s most significant long-term problems, namely eco-sustainability and energy independence.  The industries addressed by the Company’s technologies globally are collectively in excess of one trillion dollars and growing.

About HDS International Corp.

HDS International Corp. (OTCQB:  HDSI), based in Providence, RI, is a green technology company providing carbon capture and sequestration solutions, as well as industrial, all natural ocean-based algae farming solutions for the production of renewable, sustainable, and economically viable biofuels, bioproducts, and carbon elimination. Our licensed technologies provide us with an attractive strategic position and competitive advantages within our markets, which include renewable energy and environmental and eco-sustainability.

Forward-Looking Statements
Statements included in this update that are not historical in nature, are intended to be, and are hereby identified as, "forward-looking statements". Forward-looking statements may be identified by words including "anticipate," "believe," "intends," "estimates," "expect," and similar expressions. The Company cautions readers that forward-looking statements including, without limitation, those relating to the Company's future business prospects are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, due to factors such as those relating to economic, governmental, technological, and other risks and factors identified from time to time in the Company's reports filed with the SEC.

HDS International Corp.

CONTACT INFORMATION
401-400-0028
info@hdsicorp.com
http://www.hdsicorp.com